 Exhibit 99.1

BancFirst Corporation Announces Agreement To Acquire CSB Bancshares Inc.

OKLAHOMA CITY, July 14, 2015 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS: BANF) today announced it has entered into an agreement to acquire CSB Bancshares Inc. and its subsidiary bank, Bank of Commerce, with locations in Yukon, Mustang, and El Reno, Oklahoma. Bank of Commerce has approximately $202 million in total assets, $139 million in loans, $180 million in deposits, and $21 million in equity capital. The transaction is scheduled to be completed during October 2015, and is subject to regulatory approval. The bank will operate under its present name until it is merged into BancFirst, which is expected to be during the fourth quarter of 2015.

BancFirst Corporation President and CEO David E. Rainbolt stated, "Bank of Commerce is a solid bank serving great communities that infill our existing markets nicely. Doug Tippens, Bank of Commerce's President is, in my opinion, one of the best community bankers in Oklahoma. His continuing leadership ensures customers will see the same people and local decisions as in the past."

Doug Tippens, President of Bank of Commerce, said, "We are excited about this partnership with BancFirst. This will greatly improve products and services to many of our customers. We are fortunate to join one of the best banks in America." He went on to say that, after the merger, existing BoC and BancFirst customers in El Reno will have locations on both Country Club Road and downtown to choose from.

BancFirst Corporation is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 95 banking locations serving 52 communities across Oklahoma. More information can be found at www.bancfirst.com.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

CONTACT: Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or David Rainbolt, Chief Executive Officer at (405) 270-1002.